Exhibit 10.4
BANCTRUST FINANCIAL GROUP, INC.
CHANGE IN CONTROL COMPENSATION AGREEMENT
     This Change in Control Compensation Agreement (this “Agreement”) is dated as of the 1st day of January, 2009 by and among BancTrust Financial Group, Inc., an Alabama corporation having its principal place of business in Mobile, Alabama (“BancTrust”), BankTrust, an Alabama banking corporation and wholly-owned subsidiary of BancTrust (“BankTrust” and together with BancTrust the “Company”); and W. Bibb Lamar, Jr. (the “Executive”).
RECITALS:
     A. The Compensation Committee of the Board of Directors of BancTrust has recommended, and the Board of Directors has approved, that BancTrust and its subsidiaries enter into agreements with key executives of the Company designated from time to time by the Compensation Committee to provide for compensation under certain circumstances after a change in control.
     B. Executive is a key executive of the Company and has been selected by the Compensation Committee to enter into this Agreement.
     C. If the Company, or any subsidiary of the Company that employs Executive as a key executive officer (an “Applicable Subsidiary”), should become subject to any proposed or threatened Change in Control (as hereinafter defined), the Board of Directors of the Company believes it imperative that the Company and the Board of Directors be able to rely upon Executive to continue in his position and that the Company be able to receive and rely upon his advice, if requested, as to the best interests of the Company and its shareholders, without concern that he might be distracted by the personal uncertainties and risks created by such a proposal or threat.

     D. If the Company should receive any such proposal, Executive may be called upon to assist in the assessment thereof, advise management and the Board of Directors as to whether such proposal would be in the best interests of the Company and its shareholders, and take such other actions above and beyond his regular duties as the Board might determine to be appropriate.
     NOW, THEREFORE, as assurance to the Company that it will have the continued dedication of Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of an effort to take over control of BancTrust or any Applicable Subsidiary, as an inducement to Executive to remain in the employ of the Company, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
     1. Services During Certain Events. In the event any person, firm or corporation unaffiliated with the Company begins a tender or exchange offer, circulates a proxy to shareholders, or takes other steps to effect a Change in Control (as hereinafter defined), Executive agrees that he will not voluntarily leave the employ of the Company on less than 4 months written notice to the Chairman of the Board or Chairman of the Executive Committee of the Company, will render the services expected of his position and will act in all things related to the possible Change in Control in the manner he believes in good faith to be in the best interests of the shareholders of the Company until such person, firm or corporation has abandoned or terminated his or its efforts to effect a Change in Control or until a Change in Control has occurred.
     2. Termination Following Change in Control. Except as provided in Section 4, the Company will provide or cause to be provided to Executive the rights and benefits described in Section 3 in the event that Executive’s employment is terminated at any time within two years following a Change in Control (as such term is defined in this Section 2) under the circumstances stated in (a) or (b) below:

          (a) by the Company without Executive’s consent and where Executive is willing and able to continue providing his services, i.e., for reasons other than for “cause” (as such term is defined in Section 4) or other than as a consequence of Executive’s death, permanent disability or attainment of the date he or she reaches “full retirement age” as provided under the statutes and regulations governing Social Security benefits in the United States of America (“Normal Retirement Date”); or
          (b) by Executive within 120 days following the occurrence of any of the following events:
(i) a material reduction in Executive’s base salary from his or her base salary immediately prior to the Change in Control;
(ii) a reduction in Executive’s total annual compensation paid by the Company as reported by the Company on Form W-2 (“W-2 Compensation”) such that Executive’s W-2 Compensation is materially less than the average of Executive’s annual W-2 Compensation from the Company for the three most recently completed years prior to the Change in Control (or the average of Executive’s annual W-2 Compensation from the Company for his or her entire period of employment with the Company, if less than three full years, with compensation annualized for periods of less than a full year); or
(iii) a material change in the geographic location at which Executive must perform his services without the Executive’s consent, meaning, the transfer of Executive, without his consent, to a location requiring a change in his residence or a material increase in the amount of travel normally required of Executive in connection with his employment;

provided, however, that Executive must provide the Company notice of the occurrence of such event within 90 days after the occurrence of such event and give the Company an opportunity to remedy the condition within 30 days thereafter, and, if such condition has been timely remedied, the Company will not be required to provide any of the rights and benefits described in Section 3.
     For purposes of this Agreement, a “Change in Control” is hereby defined to be: (1) a merger, consolidation or other corporate reorganization of the Company or any Applicable Subsidiary in which either the Company or the Applicable Subsidiary fails to survive, other than a merger of the Applicable Subsidiary into the Company or another subsidiary of the Company; (2) disposition by the Company of an Applicable Subsidiary; (3) the acquisition of the beneficial ownership by one person or a closely related group of persons of as much as 40% of the outstanding voting stock of the Company or an Applicable Subsidiary, unless the acquisition of stock resulting in such ownership by such person or related group had been approved in advance by the Board of Directors of the Company; or (4) as may otherwise be defined by the Board of Directors from time to time.
     3. Rights and Benefits Upon Termination. In the event of the termination of Executive’s employment under any of the circumstances set forth in Section 2 hereof (“Termination”), the Company agrees to provide or cause to be provided to Executive the following rights and benefits:
          (a) Salary and Other Payments at Termination. Executive shall be entitled to receive payment in cash equal to three times the sum of Executive’s annualized compensation, as such term is defined in this Section 3(a), based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year preceding the Executive’s taxable year in which the Termination occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Termination had not occurred). However, if such amount, when combined with other payments or benefits that are aggregated with such amount pursuant to the requirements of the Internal Revenue Code of 1986, as amended (the “IRC”), exceeds the limit provided in Section 280G of the IRC or any corresponding or similar provision of the IRC for the imposition of tax penalties on such payments (but excluding IRC Section 162(m) or corresponding or similar provisions regarding deductibility of such payments), the amount shall be reduced to the highest amount allowed to avoid such penalties. Payment shall be made in one lump sum 15 days after the Termination to Executive or the personal representative of Executive’s estate if Executive dies during such 15-day period.
     For purposes of this Agreement, “annualized compensation” shall mean the amounts earned by Executive for personal service rendered to the Company and its affiliates as reportable on Treasury Department Form W-2, including bonuses, and excluding the following: (1) moving and educational expenses, (2) income included under Section 79 of the IRC and (3) income imputed to Executive from personal use of employer-owned automobiles and employer paid club dues. Earnings shall not include any income attributable to grants of and dividends on shares awarded under any stock-based incentive compensation plan.
          (b) Medical Insurance. The Company shall reimburse Executive for COBRA premiums paid by Executive, not reimbursed by any third party and allowable as a deduction under Section 213 of the IRC (disregarding the requirement of Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income) during Executive’s applicable COBRA continuation period as permitted by Section 409A of the IRC. Anything herein to the contrary notwithstanding, if during such period Executive should enter into the employ of another company or firm which provides medical insurance coverage, the Company’s reimbursement shall cease.

          (c) Other Benefit Plans. The specific arrangements referred to in this Section 3 are not intended to exclude Executive’s participation in other benefit plans in which Executive currently participates or which are or may become available to executive personnel generally in the class or category of Executive or to preclude other compensation or benefits as may be authorized by the Board of Directors from time to time.
          (d) No Duty to Mitigate. Executive’s entitlement to benefits hereunder shall not be governed by any duty to mitigate his damages by seeking further employment nor, except as specifically provided above in Section 3(b), and subject to the covenants of Section 10, be offset by any compensation or benefit which he may receive from future employment.
          (e) Substantial Risk of Forfeiture. Executive understands that any rights and benefits provided to him pursuant to this Agreement are subject to a substantial risk of forfeiture and Executive is not entitled to any rights or benefits pursuant to this Agreement unless (1) a Change in Control of the Company has occurred, (2) Executive’s employment has been terminated pursuant to Section 2 of this Agreement and (3) the conditions in Section 4 of this Agreement have not occurred.
     4. Conditions to the Obligations of the Company. The Company shall have no obligation to provide or cause to be provided to Executive the rights and benefits described in Section 3 hereof if any of the following events shall occur:
          (a) Termination for Cause. The Company shall terminate Executive’s employment for “cause.” For purposes of this Agreement, termination of employment for “cause” shall mean:
(i) Executive’s willful and continued failure to perform the duties and responsibilities of his position that is not corrected within a thirty day correction period that begins upon delivery to Executive of a written demand for performance from the Board of Directors of the Company that describes the basis for the Board’s belief that Executive has not substantially performed his duties;
(ii) Any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee of the Company or an Applicable Subsidiary with the intention or reasonable expectation that such act may result in substantial and personal enrichment of Executive; or
(iii) Executive’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business.
          (b) Other Terminations. The Company shall terminate Executive because of Executive’s death, permanent disability or attainment of the Normal Retirement Date.
          (c) Resignation as Director or Officer. Executive shall fail, promptly after Termination and upon receiving a written request to do so, to resign as a director and/or officer of the Company and each affiliate of the Company of which he is then serving as a director and/or officer.
     5. Confidentiality; Cooperation; Remedies.
          (a) Confidentiality. Executive agrees that following Termination he will not without the prior written consent of the Company disclose to any person, firm or corporation any confidential information of the Company or its affiliates which is now known to him or which hereafter (whether before or after his Termination) may become known to him as a result of his employment or association with the Company and which could be helpful to a competitor; provided, however, that the foregoing shall not apply to confidential information which becomes publicly disseminated by means other than a breach of this Agreement.
          (b) Cooperation. Executive agrees that following Termination he will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning the Company or any of its affiliates (other than any legal proceedings concerning Executive’s employment). In connection with such cooperation, the Company will pay or reimburse Executive for all reasonable expenses incurred in cooperating with such requests.
          (c) Remedies for Breach. It is recognized that damages in the event of breach of this Section 5 by Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, and Executive hereby waives any and all defenses he may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity which the Company may have.
     6. Term of Agreement. This Agreement shall terminate on December 31, 2009; provided, however, that this Agreement shall automatically renew for successive one-year terms unless the Company notifies Executive in writing at least 90 days prior to a December 31 expiration date that it does not desire to renew this Agreement for an additional term; and provided further, however, that such notice shall not be given and if given shall have no effect (i) within two years after a Change in Control or (ii) during any period of time when the Company has reason to believe that any third person has begun a tender or exchange offer, circulated a proxy to shareholders, or taken other steps or formulated plans to effect a Change in Control, with such period of time to end when, in the opinion of the Compensation Committee, the third person has abandoned or terminated such person’s efforts or plans to effect a Change in Control.
     7. Expenses. The Company shall pay or reimburse Executive for all costs and expenses, including, without limitation, court costs and attorney’s fees, incurred by Executive as a result of any successful claim, action or proceeding by Executive against the Company to enforce the provisions of this Agreement following the refusal without justification by the Company after written demand by Executive to fulfill its obligations hereunder.
     8. Miscellaneous.
          (a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance or annuity contract governing such right, benefit or interest.
          (b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of the Company other than as specifically stated herein. This Agreement is not, and nothing herein shall be deemed to create an employment contract between Executive and the Company or any of its subsidiaries. Executive acknowledges that he is an “at-will” employee.

          (c) Inurement. This Agreement shall be binding upon and inure to the benefit of the Company and its affiliates and the Executive and their respective heirs, executors, administrators, successors and assigns.
          (d) Nature of Obligation. The Company intends that its obligations hereunder be construed in the nature of severance pay. Except as set forth in Section 4, the Company’s obligations under Section 3 are absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any right of offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or others. All amounts payable by the Company hereunder shall be paid without notice or demand.
          (e) Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Alabama.
          (f) Invalidity. In the event that any one or more provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any manner, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.
          (g) Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes all prior understandings and agreements, oral or written, between the parties with respect to the subject matter hereof, including, but not limited to, any prior Change in Control Compensation Agreement entered into by Executive and the Company, any prior Change of Control Employment Agreement entered into by Executive, The Peoples BancTrust Company, Inc., and The Peoples Bank and Trust Company, or any similar agreement between the Executive and any predecessor employer or company acquired by the Company or an Applicable Subsidiary.

     9. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the IRC and the regulations and guidance thereunder (“Section 409A”) and shall be construed accordingly. No acceleration or deceleration of any payments or benefits provided herein shall be permitted unless allowed under the requirements of Section 409A. If any compensation or benefits provided by this Agreement may result in the application of Section 409A, the Executive hereby consents to the modification of this Agreement by the Company in the least restrictive manner (as determined by the Company) and without any diminution in the value of the payments to the Executive as may be necessary in order to exclude such compensation from the definition of “deferred compensation” within the meaning of Section 409A or in order to comply with the provisions of Section 409A, other applicable provision(s) of the IRC and/or any rules, regulations, and/or regulatory guidance issued under such statutory provisions.
     10. Nonsolicitation Covenants.
          (a) Prohibited conduct:
(i) Covenant Not to Solicit Customers. Executive covenants, acknowledges and agrees that for a period of 12 months following the termination of his/her employment which results in the Executive being granted the rights and benefits set forth in Section 3 of this Agreement (a “Covered Termination”), Executive will not, directly or indirectly, on his/her own behalf or in the service or on behalf of others, whether as a consultant, independent contractor, employee, owner, partner, joint venturer or otherwise, solicit, contact, attempt to divert or appropriate any person or entity who was a Customer or Account of the Company or a subsidiary of the Company, for the purposes of providing the same or similar services and products as provided by the Company or its subsidiaries. The term “Customer or Account” for purposes of this Section 10 is defined as those individuals or entities for whom the Executive performed work on the Company’s, or a subsidiary’s, behalf at the time of the Covered Termination or at any time during the two year period prior to such termination.
(ii) Covenant Not to Solicit Prospects. Executive covenants, acknowledges and agrees that for a period of 12 months following a Covered Termination, Executive will not, directly or indirectly, on his/her own behalf or in the service or on behalf of others, whether as a consultant, independent contractor, employee, owner, partner, joint venturer or otherwise, solicit, contact, attempt to divert, or appropriate, for the purpose of providing the same or similar services as provided by the Company or its Subsidiaries, any person or entity whom Executive was soliciting, or helping someone else from the Company or its subsidiaries to solicit, as a potential Customer or Account of the Company or its subsidiaries, at any time during the six month period prior to the Covered Termination.
(iii) Covenant not to Perform Services for Customer or Account. Executive covenants, acknowledges and agrees that for a period of 12 months following a Covered Termination, Executive will not, directly or indirectly, on his/her own behalf or in the service or on behalf of others, whether as a consultant, independent contractor, employee, owner, partner, joint venturer or otherwise, perform services the same or similar to those which Executive performed for the Company or any subsidiary of the Company for any Customer or Account of the Company or its subsidiaries.
(iv) Covenant Not to Solicit Employees. Executive covenants, acknowledges and agrees that for a period of 12 months following a Covered Termination, Executive will not, either directly or indirectly, on his/her own behalf or in the service or on behalf of others, whether as a consultant, independent contractor, employee, owner, partner, joint venturer or otherwise, solicit, recruit or entice any employee of the Company or its subsidiaries to leave employment with the Company or its subsidiaries.
          (b) Executive hereby acknowledges and agrees that the covenants contained above are supported by independent valuable consideration; contain reasonable limitations as to time, geographic scope and scope of activity prohibited; and do not impose a greater restraint than is necessary to protect the goodwill, customer relationships, employee relationships and other legitimate protectable business interests of the Company and its subsidiaries.
          (c) Executive recognizes that damages in the event of breach of this Section 10 by Executive would be difficult, if not impossible, to ascertain, and, therefore, the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction enjoining any such breach, and Executive hereby waives any and all defenses he/she may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity which the Company may have, and the Company may pursue equitable relief without the necessity of posting a bond or other security. In the event of a breach or threatened breach by the Executive of the covenants contained in this Section 10 the Executive consents and agrees that the period of any injunction will correspond to the time restrictions set forth in Section 10 and that the restriction period will start to commence from the date of entry of an order granting such injunction by a court of competent jurisdiction. Executive agrees to reimburse the Company for all fees and expenses it incurs (including reasonable attorneys fees and related expenses) as a result of Executive’s breach or threatened breach of this Section 10 or related to or arising out of the

Company’s enforcement of such Sections. If Executive violates any of the covenants contained in Section 10(a) hereinabove, then the Company shall be entitled to retain and not pay or furnish, and Executive shall forfeit, any amounts and benefits due under Section 3 of this Agreement not already paid to Executive; and Executive shall, within thirty days after demand, repay to the Company all amounts previously paid to or expended for the benefit of Executive under Section 3 of this Agreement. If a court of competent jurisdiction declares any provisions (or sub-provisions) of this Agreement unenforceable, the parties acknowledge and agree that the court may revise or reconstruct such unenforceable provisions (or sub-provisions) to better effectuate the parties’ intent to reasonably restrict the activity of the Executive to the greatest extent allowed by law and needed to protect the business interests of the Company and its subsidiaries.
     IN WITNESS WHEREOF, Executive has hereunto set his hand and seal and the Company and BankTrust have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

	/s/ W. Bibb Lamar, Jr.		(SEAL)

W. BIBB LAMAR, JR.
Dated: December 18, 2008

ATTEST:	BANCTRUST FINANCIAL GROUP, INC.

/s/ J. Dianne Hollingsworth
	BY:	/s/ F. Michael Johnson

Its: Senior Vice President		Its: Chief Financial Officer
Dated: December 18, 2008

ATTEST:	BANKTRUST

/s/ Mark E. Thompson
	BY:	/s/ F. Michael Johnson

Its: Senior Vice President		Its: Senior Vice President
Dated: December 18, 2008

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